Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 21, 2017

Registration Statement Nos. 333-208514 and 333-208514-04

FORDL 2017-A $1.0bn **Full Pricing**

$1.0bn Ford Credit Auto Lease Trust Series 2017-A

JT-BOOKS:	Barclays, Citi, Credit Agricole, Credit Suisse, SMBC
Co-Manager:	Lloyds Securities
Selling Group:	Drexel Hamilton, Great Pacific

CLASS	$AMT(MM)	WAL	S/F	L. Fin	Sprd	Launch	Yld%	Cpn%	Px
A-1	170.00	0.31	A-1+/F1+	04/15/18	YLD%	1.10%	1.100	1.10	100.00000
A-2a	200.00	1.12	AAA/AAA	11/15/19	EDSF	+14bp	1.572	1.56	99.99240
A-2b	200.00	1.12	AAA/AAA	11/15/19	1ML	+14bp		1m+14	100.00000
A-3	242.00	1.88	AAA/AAA	04/15/20	EDSF	+27bp	1.895	1.88	99.98610
A-4	90.00	2.20	AAA/AAA	06/15/20	ISWP	+37bp	2.035	2.02	99.98621
B	50.70	2.34	AA+/AA	07/15/20	ISWP	Retained
C	47.30	**Not offered**			Retained

— Transaction Details —

* Settle:	:	3/28/2017
* First Pay Date:	:	4/17/2017	* Pricing Speed:	100% PPC
* Distribution:	:	Monthly on the 15th	* Min Denoms:	$1k x $1k
* Format:	:	Public/SEC Registered	* Ratings:	S&P/Fitch
* Ticker:	:	FORDL 2017-A	* ERISA Eligible:	Yes, all tranches
* Delivery:	:	DTC, Eurostream, Clearstream
* B&D:	:	Citi

CUSIPS:

A1:		34531G AA9
A2A:		34531G AB7
A2B:		34531G AC5
A3:		34531G AD3
A4:		34531G AE1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DQIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=O8KUb_H9nyqIMVB3BV4SxqvDnsK4QxU0TvM64VuY8R4&m=QaLKisJeRDH0kB3PvI4nPeq9kxlCi2e2qwiKiuT-PnU&s=-4VxISJ6fYDc8t3OK-en5SC-zVnvEHuOYd75wiEc3ok&e= .  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.